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                                                                     Exhibit 5.3

[LAWSON LUNDELL LLP LETTERHEAD]


May 10, 2006

VIA EDGAR

Ladies and Gentlemen:

SILVER STANDARD RESOURCES INC.
FILING OF REGISTRATION STATEMENT ON FORM F-10 (THE " REGISTRATION STATEMENT")

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Silver Standard Resources Inc. on May 1, 2006, as such may thereafter be amended or supplemented, and in the prospectus contained therein, under the headings "Certain Income Tax Considerations for Canadian Holders", "Legal Matters", "Interest of Experts", "Documents Filed as Part of the Registration Statement" and "Enforceability of Civil Liabilities". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.



Yours very truly,

LAWSON LUNDELL LLP

/s/ Lawson Lundell LLP